Exhibit 99.1

Synthetic Biologics Reports Second Quarter 2014 Financial Results and Operational Highlights

-- Expanded Data from Phase II MS Trial to be Released Next Month; Plans on Course to Advance

C. difficile and C-IBS Programs into the Clinic During 2014 --

-- Conference Call Today, August 14, 2014, at 8:30 a.m. (EDT); U.S. Participants Call (877) 870-4263 or Join Webcast at http://www.videonewswire.com/event.asp?id=100224 --

For Immediate Release

Rockville, MD, August 14, 2014 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a developer of novel anti-infective biologic and drug candidates targeting specific pathogens that cause serious infections and diseases, today reported financial results for the three and six months ended June 30, 2014, and provided an operational progress update.

Jeffrey Riley, CEO of Synthetic Biologics, stated, “We have accomplished key goals in all of our pipeline programs, further built infrastructure, including GMP manufacturing resources to support these activities, and filed new patent applications covering our C-IBS and Pertussis programs, as well as in the Trimesta program for multiple sclerosis (MS).

“Of particular note, I am pleased to report that significant progress has been made in further analysis of the clinical outcomes in the Phase II MS study of Trimesta since topline results were presented in April 2014. It is important to emphasize that patients treated with Trimesta benefited from the dual mode of action of the drug, including the anti-inflammatory effects that improve relapse rate, as well as the potential neuroprotective effects that improve disability and cognition measures. Additional MRI analyses are ongoing to evaluate changes in the brain that correlate with the improvements seen in clinical outcome. The expanded data from the trial continues to build our confidence in the high value of this program for patients with MS.

“In addition, we have completed plans to file INDs and initiate clinical trials this year for our C. difficile and C-IBS programs, both of which are expected to report topline Phase II data in mid-2015. We also have plans to file an IND and start Phase I testing during the first half of next year of our novel monoclonal antibody cocktail as a first-in-class candidate for the prevention and treatment of Pertussis (whooping cough).”

Mr. Riley added that near-term calendar events include a planned September 12th presentation at the 2014 Joint Americas and European Committees for Treatment and Research in Multiple Sclerosis Meeting (ACTRIMS-ECTRIMS) in Boston of additional Trimesta MS data, including important new findings in cognitive function, and a Company-sponsored IBS Investor Day planned for September 16th in NYC which will include clinical presentations by Mark Pimentel, M.D., FRCP(C) of Cedars-Sinai Medical Center, the lead investigator of our 505(b)(2) compound, SYN-010 for constipation-predominant irritable bowel syndrome (C-IBS).

Three and Six Months Ended June 30, 2014 Financial Results

General and administrative expenses were $1.8 million and $2.9 million for the three and six months ended June 30, 2014, respectively, compared to $1.3 million and $2.4 million for the same periods in 2013. These increases of 44% and 23%, respectively, are primarily the result of supplemental compensation granted by the Board of Directors to executive officers and increased stock-based compensation expense. Non-cash charges related to stock-based compensation were $645,000 and $899,000 for the three and six months ended June 30, 2014, respectively, compared to $298,000 and $652,000 for the same periods in 2013.

Research and development expenses increased to $2.8 million and $5.6 million for the three and six months ended June 30, 2014, respectively, compared to $1.2 million and $2.3 million, for the same periods in 2013. These increases of 136% and 139%, respectively, are primarily the result of increased program costs associated with expanded research, development and manufacturing activities within our anti-infective pipeline, including the Company’s C. diff, C-IBS and Pertussis programs. Non-cash charges related to stock-based compensation were $210,000 and $318,000 for the three and six months ended June 30, 2014, respectively, compared to $109,000 and $212,000 for the same period in 2013.

Other income was $95,000 and $96,000 for the three and six months ended June 30, 2014, respectively, compared to other expense of $36,000 and $24,000 for the same periods in 2013.

Conference Call

Synthetic Biologics will hold a conference call today, Thursday, August 14, 2014, at 8:30 am EDT, during which Mr. Riley will provide an operational update and C. Evan Ballantyne, Synthetic Biologics' Chief Financial Officer, will review the Company's financial results for the three and six months ended June 30, 2014.

Interested parties should call 1-877-870-4263 (U.S. toll free), 1-855-669-9657 (Canada toll free), or +1 412-317-0790 (International), fifteen minutes before the start of the call to register. Registered callers on the toll free line may ask to be placed in the queue for the Question & Answer Session. The call will also be webcast over the Internet at http://www.videonewswire.com/event.asp?id=100224. If you are unable to participate during the live conference call, the webcast will be available for replay at the same URL, http://www.videonewswire.com/event.asp?id=100224, for 30 days after the call.

Clinical Programs Update

Relapsing-Remitting Multiple Sclerosis (RRMS) – Trimesta™ (oral estriol)

Trimesta's differentiated dual mechanism of action, combined with the convenience of once-daily oral dosing, potentially make it an ideal therapy to address this underserved $14.1 billion worldwide marketi. Based on previous research findings,ii Trimesta may offer both anti-inflammatory and neuro-protective benefits for patients with MS. Available MS therapies demonstrate anti-inflammatory or immunomodulatory effects, but in general are not considered neuro-protective agents.

MS Operational Highlights and Upcoming Milestones:

•	At the American Academy of Neurology annual meeting in April, lead investigator Rhonda Voskuhl, M.D. from the University of California, Los Angeles (UCLA) David Geffen School of Medicine, presented positive initial topline efficacy and safety results from the investigator-initiated Phase II trial evaluating adjunctive Trimesta in women with RRMS.
o	The study was a Phase II comparing Trimesta plus Copaxone® to Copaxone® alone as the active control arm in total of 158 women with RRMS.
o	Efficacy results far surpassed the investigator’s expectations, meeting the pre-specified endpoint of the study protocol by demonstrating a statistically significant decrease in relapse rate after 12 months of therapy, for which the study was powered to achieve statistical significance, and a clinically meaningful reduction in relapse rate after 24 months of therapy, powered for trend as a pre-specified goal of the trial.
o	Trimesta in combination was also safe and well tolerated by women in the study.
o	The study also demonstrated statistically significant and clinically relevant improvement in cognitive scores at 12 months of therapy, which is of high importance for MS specialists and patients and is believed to be the result of Trimesta's unique neuroprotective effect.
•	Since the presentation of the initial topline results from the trial, significant additional analyses have been performed on various clinical outcome measures, as well as important parameters from ongoing analysis of MRI brain scans.
•	Dr. Voskuhl is scheduled to present some of the expanded data from this additional clinical outcome analyses, including more detailed results on cognitive and disability measures, at the ACTRIMS-ECTRIMS meeting in Boston on September 12, 2014.
•	A separate Phase II trial focused exclusively on cognition utilizing Trimesta with a variety of currently marketed MS drugs, including Copaxone®, Avonex®, Betaseron®, Extavia®, Rebif®, Gilenya®, Aubagio® and Tecfidera®, is currently enrolling patients at four sites in the United States.
•	Synthetic Biologics continues discussions to attract a strategic partner to accelerate development of this innovative therapy for relapsing-remitting MS in women.

Prevention of C. difficile (C. diff.) Infections – SYN-004 Oral Enzyme

SYN-004, Synthetic Biologics’ lead anti-infective product candidate, is believed to be the first and only therapy designed to neutralize intravenous (IV) antibiotics in the gut. It is intended to protect and maintain the balance of bacterial flora in the gastrointestinal tract, to potentially prevent the devastating effects of C. diff. The U.S. Centers for Disease Control and Prevention (CDC) has classified C. diff as an “urgent public health threat”, surpassing Methicillin-resistant Staphylococcus aureus (MRSA) as the number one hospital-acquired infection in the United States. C. diff is a multidrug-resistant bacterium that infects 1.1 million U.S. patients annually,iii and 30,000 patients die with a C. diff infection annuallyiv.

C. diff Operational Highlights and Upcoming Milestones:

•	Completion of final preclinical toxicology study and subsequent filing of an Investigational New Drug (IND) application in anticipation of human clinical development expected in the upcoming quarter.
•	Initiation of Phase Ia and Ib clinical trials expected in the fourth quarter of 2014, with preliminary topline data expected by year-end 2014. A Phase II efficacy study is expected to begin in the first half of 2015.
•	Clinical drug manufacturing of SYN-004 in accordance with GMP guidelines is currently underway pursuant to execution of an agreement with Evonik.
•	C. diff Clinical Advisory Board (CAB) comprised of industry leaders Mark Wilcox, M.D., (Chairman), Curtis Donskey, M.D., Ciarán Kelly, M.D. and Tom Louie, M.D., formed to support clinical development of SYN-004.
•	Clinical microbiome study in collaboration with Enterome Bioscience expected to begin in second half of 2014.

Constipation-Predominant Irritable Bowel Syndrome (C-IBS) – SYN-010 Oral Compound

Dr. Mark Pimentel of Cedars-Sinai Medical Center (CSMC), led the investigational team whose critical discoveries into the underlying cause of gas, pain and constipation associated with C-IBS established the foundation of Synthetic Biologics’ C-IBS program, and are the basis for developing an oral treatment to reduce the impact of methane-producing organisms on conditions such as C-IBS. Of the 40 million IBS patients in the United Statesv, approximately 13.2 million have C-IBSvi.

C-IBS Operational Highlights and Upcoming Milestones:

•	Initiation of a Phase II dose-discovery and proof-of-mechanism clinical trial of SYN-010 in C-IBS expected during the second half of 2014 under a corporate IND, with topline data expected mid-2015.
•	C-IBS CAB formed with Dr. Mark Pimentel as Chairman; in process of adding other prominent thought leaders and researchers in the field of C-IBS.
•	Synthetic Biologics to host an IBS investor day in New York on September 16, 2014, to provide an overview of the clinical development strategy for SYN-010, with Dr. Pimentel as keynote speaker.

Pertussis (Whooping Cough) – SYN-005 Monoclonal Antibody (mAb) Combination

SYN-005, a unique combination of two humanized antibodies designed to target and neutralize pertussis toxin, a major cause of Pertussis-mediated infant morbidity and mortality, is being developed under an exclusive channel collaboration with Intrexon Corporation (NYSE: XON), and Synthetic Biologics’ academic collaborator, The University of Texas at Austin. Despite widespread vaccination, Pertussis rates in the United States continue to rise steadily, and according to the World Health Organization, B. pertussis infection causes an estimated 300,000 deaths worldwide each year, primarily among young, unvaccinated infants.

Pertussis Operational Highlights and Upcoming Milestones:

•	Positive preclinical data reported from two non-human primate studies, supporting the association of SYN-005 with favorable decreases in white blood cell counts within two days and achievement of nearly normal levels within one week of treatment with SYN-005.
o	Research was highlighted last month at a Gordon Research Conference on Microbial Toxins and Pathogenicity by Synthetic Biologics’ academic collaborator at The University of Texas at Austin, Jennifer Maynard, Ph.D.
o	Dr. Maynard to present Synthetic Biologics' SYN-005 mAb combination for the treatment of Pertussis in an oral presentation at the 54th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) on September 7th in Washington D.C.
•	Filing of IND and initiation of a Phase I clinical trial is expected during the first half of 2015. Topline data is expected within approximately 90 days of the start of the trial, after which a Phase II trial is planned, with topline results expected in the second half of 2015.
•	Orphan Drug designation request submitted for SYN-005 for the treatment of Pertussis.
•	Intend to initiate cGMP manufacturing of SYN-005 to support clinical studies.

Mr. Riley concluded, “We look forward to Dr. Voskuhl’s presentation at the ACTRIMS-ECTRIMS meeting in September. Dr. Voskuhl is expected to provide details about the significant clinical outcome measures including relapse rate, disability, and cognition measures evaluated in this compelling Phase II trial. We believe the unique and differentiated anti-inflammatory, as well as neuroprotective benefits of Trimesta, have the potential to provide a new opportunity to be an ideal added or standalone oral therapy to address significant unmet needs for women affected by this progressive, debilitating condition."

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE MKT: SYN) is a biotechnology company focused on the development of novel anti-infective biologic and drug candidates targeting specific pathogens that cause serious infections and diseases. The Company is developing an oral biologic to protect the gastrointestinal microflora from the effects of IV antibiotics for the prevention of Clostridium difficile (C. difficile) infection, an oral treatment to reduce the impact of methane producing organisms on constipation-predominant irritable bowel syndrome (C-IBS), a series of monoclonal antibodies for the treatment of Pertussis and Acinetobacter infections, and a biologic targeted at the prevention and treatment of a root cause of a subset of IBS. In addition, the Company is developing an oral estriol drug for the treatment of relapsing-remitting multiple sclerosis (MS) and cognitive dysfunction in MS. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

Copaxone® is a registered trademark of Teva Pharmaceutical Industries Ltd. Avonex® is a registered trademark of Biogen Idec. Rebif® is a registered trademark of EMD Serono, Inc. or its affiliates. Betaseron® is a registered trademark of Bayer HealthCare Pharmaceuticals. Extavia® is a registered trademark of Novartis AG. Gilenya® is a registered trademark of Novartis AG. Aubagio® is a registered trademark of Genzyme Corporation. Tecfidera® is a registered trademark of Biogen Idec.

This release includes forward-looking statements on Synthetic Biologics’ current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding advancing Synthetic Biologics’ clinical programs, Synthetic Biologics’ opportunities and its position in the infectious disease market, the intended benefits of the products being developed, the anticipated timing and results of the Synthetic Biologics’ clinical trials, including the expected initiation date of the Phase Ia and Ib clinical trial for SYN-004, the date of release of topline data from the trial, the Phase II efficacy trial for SYN -004 and the microbiome study commencement date, expected date of the initiation of the Phase II clinical trial for SYN-010 and release of topline data, expected filing date of an IND, initiation of a Phase I clinical trial and release of topline data for SYN-005, and the expected size of the future market for sales of Synthetic Biologics’ therapies. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Synthetic Biologics’ forward-looking statements include, among others, a failure to receive the necessary regulatory approvals for commercialization of Synthetic Biologics’ therapeutics, a failure of Synthetic Biologics’ clinical trials, and those conducted by investigators, to be commenced or completed on time or to achieve desired results, a failure of Synthetic Biologics’ clinical trials to receive anticipated funding, a failure of Synthetic Biologics’ products for the treatment of infectious diseases to be successfully developed or commercialized, Synthetic Biologics’ inability to maintain its licensing agreements, or a failure by Synthetic Biologics or its strategic partners to successfully commercialize products and other factors described in Synthetic Biologics’ report on Form 10-K for the year ended December 31, 2013 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics: Kris Maly, VP, Corporate Communication, (734) 332-7800, info@syntheticbiologics.com

Media: Wendy Emanuel, Wellspring Communications, Inc., (773) 255-9580, wendy@wellspringcom.com

Investors: Joshua Drumm, Ph.D., Tiberend Strategic Advisors, Inc., (212) 375-2664, jdrumm@tiberend.com

- Financial Tables Follow -

Synthetic Biologics, Inc. and Subsidiaries
(in thousands, except share and per share amounts)

Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2014	2013
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$7,843	$14,625
Prepaid expenses and other current assets	1,389	1,591
Property and equipment, net	51	37
Deposits and other assets	6	4
Total Assets	$9,289	$16,257
Liabilities and Equity
Current liabilities	$1,232	$1,027
Synthetic Biologics, Inc. and subsidiaries equity	8,057	15,230
Total Liabilities and Equity	$9,289	$16,257

Condensed Consolidated Statements of Operations

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Operating Costs and Expenses
General and administrative	$1,814	$1,258	$2,936	$2,380
Research and development	2,837	1,203	5,554	2,321
Total Operating Costs and Expenses	4,651	2,461	8,490	4,701
Loss from Operations	(4,651)	(2,461)	(8,490)	(4,701)
Other Income (Expense)
Interest income	-	10	1	21
Other income (expense)	95	(46)	95	(45)
Total Other Income (Expense), net	95	(36)	96	(24)
Net Loss	(4,556)	(2,497)	(8,394)	(4,725)
Net Loss Attributable to Non-controlling Interest	-	-	-	-
Net Loss Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(4,556)	$(2,497)	$(8,394)	$(4,725)
Net Loss Per Share - Basic and Dilutive	$(0.08)	$(0.06)	$(0.14)	$(0.11)
Net Loss Per Share Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(0.08)	$(0.06)	$(0.14)	$(0.11)
Weighted average number of common shares outstanding - Basic and Dilutive	58,453,528	44,654,414	58,348,153	44,628,051

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[i]	Credit Suisse. Multiple Sclerosis-Evolution or Revolution Report. March 18, 2013.
ii	Sicotte, NL, et al. Treatment of Multiple Sclerosis with the Pregnancy Hormone Estriol. Ann Neurol 2002; 52:421–428.
iii	This information is an estimate derived from the use of information under license from the following IMS Health Incorporated information service: CDM Hospital database for full year 2012. IMS expressly reserves all rights, including rights of copying, distribution and republication.
iv	U.S. Department of Health & Human Services. Agency for Healthcare Research and Quality. January 25, 2012. http://www.ahrq.gov/news/nn/nn012512.htm Accessed: September 30, 2013.
[v]	GlobalData EPI Database Report – Prevalent Cases, March 2014.
vi	American College of Gastroenterology website: http://patients.gi.org/topics/irritable-bowel-syndrome/#tabs3 Accessed: May 14, 2014.